Exhibit 10.8

SATELLITE TRANSPONDER SPACE SERVICE AGREEMENT

                THIS AGREEMENT between Hispanic Television Network, Inc. (“Lessor”), a Delaware corporation and Urban Television Network Corporation (“Lessee”), a Texas corporation is made effective as the date of the last signature below.  Defined terms used in this Agreement have the meanings specified herein.

ARTICLE 1.  SERVICE PROVIDED

A.            Scope.

                                (1)           Lessor will provide to Lessee a full-time digitally compressed channel protected with special preemptive provision service on its satellite transponder number 4 on GE-3 leased from GE American Communications, inc., as agent for GE Capital Europe Limited (“GE”), located at 87° W.L. orbital position (“Satellite”).  The Satellite may, however, be located at any other orbital position hereafter authorized by the FCC.

                Technical performance criteria for the Satellite shall conform as described in the Transponder Performance Specifications set forth in the Lessor’s Agreement with GE.

                                (2)           Lessor will provide a full-time C-band digital (video/two audio) uplink system to uplink Lessee’s programming from its Fort Worth location to the satellite space set forth in A(1) above.

                                (3)           Lessor will provide the equipment to play Lessee’s programming into the digital uplink system that goes to the satellite space set forth in A(1) above, and the necessary personnel to edit Lessee’s programming tapes, including the insertion of commercial spots provided by Lessee and to insert the tapes in to the playing equipment on a 24 hour per day, 7 days per week basis.

B.            Term.                     The term of service provided under this Agreement (“Service Term”) shall commence on the earlier of (i) November 12, 2001 (the Commencement Date) or (ii) the date designated by Lessee in writing to Lessor (the “Alternate Commencement Date”).  Such written notice shall be delivered Lessor no later than November 9, 2001.

The Service Term and this Agreement shall end, except as otherwise provided herein, on the earlier of: (1) the End-of-Life or Replacement Date of the Satellite; (2) the date the Satellite becomes a Satellite Failure; (3) the date the Transponder on which service is provided hereunder is preempted or becomes a Transponder Failure and cannot be restored; or (4) January 31, 2006 (the “Projected Termination Date”).

                The Service Term and this Agreement shall survive any reorganization or change in ownership of the Lessor that might occur before the end of the Service Term and Lessee has the right to use its own personnel to operate the equipment to uplink its signal to the satellite at no cost to Lessee should Lessor declare bankruptcy or cease to operate as a company before the end of this Agreement.

                Because Lessee would incur irreparable damages due to the interruption of services, should Lessor fail to provide services or cease to exist as an operating company, the shares of Lessee common stock issued to Lessor shall be cancelled by Lessee or the public company that Lessee might merge into, the Promissory Note shall be considered paid in full with no future obligations for payment thereunder, and this Agreement and the advertising revenue sharing arrangement shall automatically terminate.

                For purposes of this Agreement, “failure to provide services” shall mean that Lessor fails to provide to Lessee a full-time digitally compressed channel protected with special preemptive provision service on 1) the Satellite for a consecutive thirty-day period or 2) on an alternative transponder space that Lessor might move to during the term of this Agreement.  Expiration of the Service Term shall not be considered a “failure to provide services”.

                Lessee shall give Lessor notice of such failure to provide services and should Lessor not cure this failure within twelve hours, Lessee shall have the right to secure services from another provider.  Lessor shall reimburse Lessee for any additional cost incurred by Lessee resulting from Lessee securing services from another provider.

C.            Service Priorities.              Lessor shall immediately initiate all reasonable measures, consistent with protecting the Lessee’s digital channel on Lessor’s leased satellite transponder and all services provided thereon, to restore Lessee’s digital channel as quickly as possible should it become a Transponder Failure, as set forth in Lessor’s Agreement with GE.

D.            Notices.                 All notices regarding technical or operational matters requiring immediate attention will be given by telephone followed by written notification.  All other notices, demands, request, deliveries and other communications required or permitted hereunder shall be writing and shall be deemed to be delivered when actually received (except actual receipt is mutually agreed upon in this Agreement and otherwise), on the day following the date of deposit in a regularly maintained receptacle for First Class United States Mail, duly addressed, with proper postage.

If to given to Lessee: Attn: Randy Moseley Urban Television Network Corporation 213 Palomino Ct. Fort Worth, Texas 76126	If to be given to Lessor: Attn: Michael G. Fletcher Hispanic Television Network, Inc. 6125 Airport Frwy #200 Fort Worth, Texas 76117

ARTICLE 2.  PAYMENT

A.            Monthly Recurring Service Charge.              Lessee shall pay to Lessor for Services a monthly recurring service charge of One Hundred Thousand U.S. Dollars ($100,000.00) for services set forth in Article 1 above, due and payable beginning on the first day of the month that is three full months after the initiation of services under this Agreement and on the first day of each month thereafter during the term of this Agreement.

B.            Taxes and Other Charges.                All charges hereunder are exclusive of taxes, duties and other fees or charges levied by governmental authority on the Service or the facilities used to provide the Service.  Lessee will reimburse Lessor for all such taxes, duties and other fees or charges.

C.            Notice of Termination of Services.   If Lessee is in default on its monthly payments under the terms of this Agreement and the default continues after Lessor gives Lessee twenty (20) days written notice of the default and such default has not been cured within such 20-day time period, then Lessor may declare this Agreement cancelled and cease uplinking and other services called for in this Agreement.

ARTICLE 3.  CREDITS FOR INTERRUPTIONS

                Credits for Interruptions in Service of five (5) minutes or more shall be granted to Lessee as calculated by dividing the number of minutes of interruption by 43,200 and multiply that percentage by $100,000.00.

ARTICLE 4.  GENERAL PROVISIONS

A.            Indemnity.    Lessee shall indemnify and hold harmless Lessor, its officers, directors, shareholders, employees and agents, from any and all losses, costs, damages, expenses, or liability arising out of, in whole or in part, directly or indirectly, that actions of Lessee and/or the material transmitted over the service provided by Lessor.

B.            Liability.   The liability of Lessor arising out the furnishing of the service, including, but not limited to mistakes, omissions, interruptions, delays, errors or other defects or representations or arising out of the failure to furnish the service, and whether caused by acts of commission or omission, shall be limited to the allowances for interruptions set forth in these terms and conditions.  Such allowances for interruption shall be the form, intent, and purpose of its surviving provisions.

C.            Jurisdictions.  This Agreement is made subject to all present and future valid orders, and regulations of any regulatory body having jurisdiction, and to the laws of the United States of America or any of its states having competent jurisdiction.  In the event this Agreement or any of its provisions shall be found contrary to, or in conflict with, any such order, rule, regulation, or law, this Agreement shall be deemed modified to the extent necessary to comply with any such order, rule, regulation, or law, and shall be modified in such a way as the parties hereto mutually agree is consistent with the form, intent, and purpose of its surviving provisions.

D.            Consent.  Unless prior written notice of consent is obtained from a party hereto, the other party will keep in strictest confidence all information identified by either party as confidential, except as may be required to be disclosed by governmental regulations or court order.

E.             Releases.  Except as otherwise expressly agreed to by the parties or as may be required by governmental regulations or court order, neither party is authorized to issue or release any articles, advertising, publicity, or other matters relating to this Agreement.

F.             Enforcement.   The failure of either party hereto to enforce or insist upon compliance with any of the provisions of this Agreement or the waiver thereof in any instance shall not be construed by the other party as a general waiver or relinquishment of any other provision of this Agreement, but the same shall, nonetheless be and remain in full force and effect.

G.            Assignments.   Neither party shall, without the prior written consent of the other party, which will not be unreasonably withheld, assign its interest in or the rights to or obligation under this Agreement to a third party.

H.            Amendments.  This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part, except by an instrument in writing duly executed by the parties hereto, or their respective successors or permitted assigns.

I.              Entire Agreement.   This Agreement and any exhibits constitutes the entire Agreement between the parties as to the subject matter hereof and supersedes and merges all prior oral or written agreements between the parties hereto.

J.             Governing Law.   This Agreement shall be construed and governed by the laws of the State of Texas.

IN NO EVENT SHALL LESSOR OR LESSEE BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL OR CONSQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR INCOME OR POTENTIAL BUSINESS OPPORTUNITIES, REGARDLESS OF THE NATURE OF THE CLAIM OR THE ACTION, ARISING FROM THE LESSEE’S USE OF THE SERVICE, WHETHER OR NOT SUCH OTHER PARTY SHALL HAVE HAD ANY KNOWLEDGE, ACTUAL OR CONSTRUCTIVE, THAT SUCH DAMAGES MIGHT BE INCURRED.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below and the persons signing warrant that they are duly authorized to sign for and on behalf of the respective parties.

Hispanic Television Network, Inc.

/s/ Michael G. Fletcher	October 29, 2001
Michael G. Fletcher, Chief Operating Officer	Date

Urban Television Network Corporation

/s/Randy Moseley	October 29 ,2001
Randy Moseley, President	Date